SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) April 3, 1995





                           CPI CORP.
__________________________________________________________________
  (exact name of registrant as specified in its charter)



    Delaware                  0-11227              43-1256674
___________________________________________________________________
(State or other jurisdiction  (Commission file  (IRS Employer
 of incorporation)             Number)         Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
___________________________________________________________________
(Address of principal executive offices)            (Zip code)




Registrants's telephone number, including area code (314) 231-1575
___________________________________________________________________




___________________________________________________________________
(Former name or former address, if changes since last report.)


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




                           SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                             /s/  Barry Arthur
                                 -----------------------------
                                  Executive Vice President -
                                    Finance
                                  Principal Financial Officer



Dated:  April 11, 1995





















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
ITEM 5.  OTHER EVENTS


     (A)  On April 3, 1995, CPI Corp. issued a press release on
          "Sears, Roebuck and Co. Bestows Double Honors on CPI
          Corp."

     (B)  One April 6, 1995, CPI Corp issued a press release on
          "CPI Corp. Announced Fourth Quarter and FY 1994 Results".











































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
                                                        ITEM 5(A)



    SEARS, ROEBUCK AND CO. BESTOWS DOUBLE HONORS ON CPI CORP.


    - "Chairman's Award" is first ever to a Sears Licensed
       Business.
    - "Partners in Progress" awarded to CPI for tenth time in twelve years.

St. Louis, MO, April 3, 1995 - CPI Corp. (NYSE - CPY) announced today that is has received from Sears, Roebuck and Co. the first "Chairman's Award" ever to be awarded to a Sears Licensed Business. The award, designated the "1994 Product Development Source of the Year," recognized CPI's accomplishment as exclusive operator of Sears Portrait Studios in developing and implementing a revolutionary marketing program, called the "Portrait Preview System." The new program employs state-of-the-art digital imaging technology that facilitates clearly superior products and customer service. Consumer response to the program has been very enthusiastic, resulting in significant sales increases in the Sears Portrait Studios in a year in which overall industry performance appears to be relatively flat.

Sears also recognized CPI Corp. with the prestigious "Partners in Progress" award for the tenth time in twelve years. The award is bestowed on less than one percent of Sears' approximate 10,000 suppliers world wide. Ken E. Hux, Sears Divisional Vice President, Licensed Businesses, in making the presentation said, "CPI is being recognized for its ongoing participation with Sears in bringing quality products and services to the American consumer at a fair price, and for joining with us in our continuing commitment to stand for integrity, value, and the highest customer service standards in the marketplace."

CPI Corp. is a consumer services company operating over 1,800 retail locations, including 1,013 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 660 CPI/Fox Photo/Proex photofinishing locations, 120 Prints Plus wall decor locations, and 41 high-tech copy stores.










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
                                                        ITEM 6(B)



     CPI CORP. ANNOUNCED FOURTH QUARTER AND FY 1994 RESULTS

    - Fourth quarter EPS up 54% to $0.86, as earnings improve in all three major divisions
    - Annual sales increase 12% to record $533 million
    - Full-year EPS up 38% to $1.05 versus $0.76, before 1993 accounting credit


St. Louis, MO, April 6, 1995 - CPI Corp. (NYSE - CPY) reported today that fiscal 1994 sales reached record levels, and that after-tax earnings were up 33.3%, reversing a three-year decline. The company posted a 54% increase in fourth quarter earnings per share due mainly to significantly higher operating income from all three major segments.

For the year ended February 4, 1995, net sales were $533.2 million, 12.1% above the $475.5 million in fiscal 1993. After-tax earnings were $14.8 million compared with $11.1 million in 1993, and earnings per share were $1.05 versus $0.76. Including a credit from an accounting change, 1993 net earnings were $13.2 million, and net earnings per share were $0.90. Weighted average shares outstanding for fiscal 1994 were 14.1 million, down from 14.7 million for the previous year.

Commenting on the full-year results, Alyn V. Essman, chairman and chief executive officer said, "We are very pleased that our earnings came in at the top of the range we projected in March 1994. The increase was highlighted by strong performance of the Sears Portrait Studios. With customers responding enthusiastically to our new marketing programs, sales grew by approximately 16% to $275.5 million, and operating earnings were up 30% to $39.1 million."

Regarding the company's other businesses, Essman said, "While sales in the photofinishing segment increased slightly to $191.2 million, operating earnings declined to $4.5 million from $7.0 million, due to a slight shift in sales mix to lower margin products, plus the expense of two major market tests. In its first full year following acquisition (May 30, 1993), our Prints Plus operating turned in sales of $49.9 million. Operating earnings were $5.5 million, a greater improvement than it appears since the 1993 earnings of $5.0 million did not include the early, seasonally slow
period.   Sales in the electronic publishing division were up 5%,
and operating losses were reduced by $320,000 as a result of increased efficiencies." Due to added borrowings to fund capital


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
investments, annual interest expense increased to $4.3 million for $0.8 million in 1993. Corporate overhead increased less than 2%, excluding a $1.4 million one-time charge in 1993 for early retirement allowances.

Regarding the fourth quarter, Essman said, "Sales increased in all four segments with total sales up approximately 5% to $153 million. Improved margins resulted in significantly higher gains in operating income, with Portrait Studios up 37%, Photofinishing up 74%, Prints Plus up 28%, and Other Products and Services decreasing slightly, for a cumulative increase in operating income of $7.4 million. With fewer shares outstanding, fourth quarter earnings increased 54% to $0.86 per share from $0.56 in 1993. Essman concluded, "We are looking forward with optimism to 1995 with the new programs we have in place and our plans for further business development."

CPI Corp. is a consumer services company operating over 1,800 retail locations, including 1,013 Sears Portrait Studios in the U.S., Puerto Rico and Canada, 660 CPI/Fox Photo/Proex photofinishing locations, 120 Prints Plus wall decor locations, and 41 high-tech copy stores.






























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

CONDENSED STATEMENTS OF EARNINGS
FOR 12 WEEKS AND 52 WEEKS ENDED FEBRUARY 4, 1995 AND FEBRUARY 5,
1994

                        12 Weeks Ended         52 Weeks Ended
                      -------------------   --------------------
                      02/04/95   02/05/94   02/04/95   02/05/94
                      ---------  ---------  ---------  ---------
Net Sales:
  Portrait studios    $  83,435  $  81,440  $ 275,477  $ 237,937
  One-hour
   photofinishing        47,838     45,987    191,187    187,210
  Wall decor             18,037     15,270     49,944     34,613
  Other products
    and services          3,685      3,327     16,547     15,760
                      __________ __________ __________ __________
   Total net sales    $ 152,995  $ 146,024  $ 533,155  $ 475,520
                      ========== ========== ========== ==========
Operating earnings:
  Portrait studios    $  18,889  $  13,797  $  39,073  $  29,970
  One-hour
   photofinishing         3,011      1,734      4,571      6,972
  Wall decor              5,294      4,149      5,491      4,981
  Other products
    and services         (1,255)    (1,098)    (3,519)    (3,839)
                      __________ __________ __________ __________
                         25,939     18,582     45,616     38,084
General corporate
  expense                 5,803      4,739     18,223     19,299
                      __________ __________ __________ __________
Income from operations   20,136     13,843     27,393     18,785
Net interest income
  (expense)              (1,586)      (226)    (4,339)      (789)
Other income                178        101        474        524
                      __________ __________ __________ __________
Earnings before
  income taxes           18,728     13,718     23,528     18,520
Income tax expense        6,882      5,483      8,706      7,404
                      __________ __________ __________ __________
Earnings before
  cumulative effect
  of accounting change   11,846      8,235     14,822     11,116
Cumulative effect of
  accounting change        -          -          -         2,120
                      __________ __________ __________ __________
Net earnings          $  11,846  $   8,235  $  14,822  $  13,236
                      ========== ========== ========== ==========
Earnings per common
 share:
  Earnings before
   cumulative effect
   of accounting
   change             $    0.86  $    0.56  $    1.05  $    0.76
  Cumulative effect of
    accounting change        -          -          -        0.14
                      __________ __________ __________ __________
  Net earnings        $    0.86  $    0.56  $    1.05  $    0.90

Weighted average
  number of common
  and common
  equivalent shares
  outstanding            13,741     14,645     14,101     14,666
                      ========== ========== ========== ==========

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


CONDENSED BALANCE SHEETS
FOR FEBRUARY 4, 1995 AND FEBRUARY 5, 1994


                                      FEBRUARY 4,     FEBRUARY 5,
                                        1995            1994
                                      ___________     ___________
Assets

  Current assets:
   Cash and short-term investments    $  14,350       $  66,356
   Other current assets                  67,633          61,415
  Net property and equipment            159,125         114,329
   Other assets                          59,373          63,696
                                      __________      __________

      Total assets                    $ 300,481       $ 305,796
                                      ==========      ==========




Liabilities and stockholders' equity

  Current liabilities                 $  69,767       $  65,187
  Long-term obligations                  59,742          59,811
  Other liabilities                       4,972           5,290
  Stockholders' equity                  166,000         175,508
                                      __________      __________
    Total liabilities and
      stockholders' equity            $ 300,481       $ 305,796
                                      ==========      ==========















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